Exhibit 8.81

DISTRIBUTION AND SHAREHOLDER SERVICES AGREEMENT

This Distribution and Shareholder Services Agreement (the “Agreement” or the “Dealer Agreement”) is effective as of June 8th, 2020 (“Effective Date”) by and between American United Life Insurance Company (“AUL” or “Recordkeeper”) a Indiana Company and OneAmerica Securities, Inc. (“Dealer”), a Indiana Corporation and a securities broker-dealer registered with the U.S. Securities & Exchange Commission (“SEC”), Voya Investments Distributor, LLC, (“VID” or “Distributor”), and each retail, registered investment company executing this Agreement, on behalf of themselves and on behalf of each of its series or classes of shares as defined and described in Exhibit B hereto (each, a “Fund” and collectively, the “Funds”, and each a “Class” as applicable). Together, Distributor and the Funds are referred to as the “Voya Parties”.

WHEREAS, each investment company is registered under the Investment Company Act of 1940, as amended (the “1940 Act”), and currently offers shares of beneficial interest (“Shares”) of each of its Funds;

WHEREAS, Distributor serves as the principal underwriter of the Funds’ Shares;

WHEREAS, Dealer wishes to enter into this Agreement with the Distributor to act as a selected dealer of the Shares;

WHEREAS, Recordkeeper wishes to enter into this Agreement with the Distributor to act as a record keeper of the Shares;

WHEREAS, in its capacity as a selected dealer of the Funds’ Shares, Dealer wishes to sell shares of the Funds to certain of Dealer’s clients (i.e., those clients that invest in Shares of the Funds for which Recordkeeper and Dealer, as applicable, have agreed to provide certain services, as described in Exhibit A of the Agreement, will be referred to herein as “Customers”); and

WHEREAS, Recordkeeper and Dealer, as applicable, have agreed to provide, acting directly or through its agents, designees or delegates, distribution and shareholder services for the Customers as set forth in this Agreement.

NOW, THEREFORE, in consideration of the foregoing and the mutual promises set forth below, and intending to be legally bound hereby, the parties agree as follows:

SECTION 1 TERMS AND CONDITIONS APPLICABLE TO DISTRIBUTION OF THE FUNDS

a.                                      Execution of Orders

(i)                                     All orders for the purchase of any Shares shall be executed at the then current public offering price per Share (i.e., the net asset value per Share (“NAV”) plus the applicable sales load, if any) and all orders for the redemption (or exchange) of any Shares shall be executed at the NAV as prescribed by Rule 22c-1 of the Investment Company Act of 1940 (“1940 Act”), plus any applicable redemption charge (or exchange fee). The procedures relating to all orders and the handling of each order (including the manner of computing the Shares’ NAV) shall be subject to: (A) the terms of the then current prospectus and Statement of Additional Information (including any supplements, stickers or amendments thereto) as filed with the Securities and Exchange Commission (“SEC”) relating to each Fund (collectively, the “Prospectus”); (B) the applicable new account application for each Fund, as supplemented or amended from time to time; and (C) written instructions as provided to Dealer from Distributor or one of its agents.

(ii)                                  All orders for purchase and redemption of Shares are subject to acceptance by Distributor in its sole discretion, and Distributor reserves the right not to accept any specific order for the purchase of Shares or the redemption of shares that are not received in good order. Distributor reserves the right at any time, and without notice to Dealer, to suspend the sale of Shares or to withdraw or limit the offering of Shares so long as such suspension or withdrawal applies to all parties who are potential purchasers of such Shares.

(iii)                               Recordkeeper and Dealer acknowledge that they are not authorized to act as broker or agent for, or employee of, Distributor, any Fund or any other dealer, and neither Recordkeeper nor Dealer shall represent to any third party that it has such authority or is acting in such capacity.

(iv)                              Distributor agrees that it will accept orders transmitted by Dealer through the National Securities Clearing Corporation (“NSCC”) Fund/SERV Networking program, provided, however, that appropriate documentation and agreements relating thereto are executed by Distributor and Dealer, including the standard NSCC Networking Agreement and any other related agreements between Distributor and Dealer. The parties agree that all accounts opened or maintained pursuant to the NSCC Networking Agreement will be governed by applicable NSCC rules and procedures and that, if the NSCC Fund/SERV Networking program is used to place orders, the standard NSCC Networking Agreement will control insofar as there is any conflict between any provision of this Dealer Agreement and the standard NSCC Networking Agreement.

(v)                                 Distributor shall use commercially reasonable efforts to provide Dealer with timely NAVs. The parties acknowledge that certain events, including, but not limited to, fair valuation, computer system failures, and natural catastrophes may delay the delivery of or require revision to the NAVs.

b.                                      Duties of Recordkeeper and Dealer

(i)                                     Dealer shall date and time stamp all orders that it receives for the purchase or redemption of Shares, and shall forward all orders that it receives for the purchase or redemption of Shares to Distributor promptly in time for processing of the order at the public offering price next determined after receipt of such orders by Dealer, in each case subject to the terms and conditions set forth in the Fund’s Prospectus and applicable provisions of the 1940 Act, including Rule 22c-1 thereunder.

(ii)                                  Dealer shall obtain from each Customer for whom it acts as agent for the purchase of Shares any taxpayer identification number certification and such other information as may be required from time to time under the Internal Revenue Code of 1986 and the regulations thereunder, and shall provide Distributor with timely written notice of any failure to obtain such taxpayer identification number certification or other information in order to enable the implementation of any withholding requirements. Dealer shall, as applicable, provide Distributor with all necessary information to comply properly with all applicable federal, state and local tax reporting and withholding requirements, including, without limitation, backup and nonresident alien withholding requirements for Dealer’s customer accounts.

(iii)                               Recordkeeper shall distribute, or cause to be delivered, Prospectuses, semi-annual and annual reports, proxy solicitation materials, and any other shareholder communication materials in compliance with all applicable federal and state laws, rules, and regulations, including the rules of a self-regulatory organization (“Applicable Law”), except to the extent that Distributor expressly undertakes in writing to do so on Recordkeeper’s or Dealer’s behalf.

(iv)                              Dealer shall make payment for Shares on or before the settlement date for the transaction amount, less any applicable sales charge, redemption fee or other fee, and Dealer shall make all payments for Shares in immediately available funds. Dealer acknowledges that, if payment is not so received, or if an order for purchase, redemption, exchange, transfer or registration of Shares is changed or cancelled, Distributor reserves the right, upon immediate notice, to cancel the sale, redemption, exchange, transfer or registration and Dealer acknowledges that it shall be responsible for any loss sustained as a result of any such cancellation by Distributor, except to the extent such change or cancellation resulted from Distributor’s negligence.

(v)                                 Dealer shall assume responsibility for any loss to the Funds caused by a correction to any order placed by Dealer that is made subsequent to the trade date for the order, to the extent such order correction was not based on any negligence on Distributor’s part. Dealer shall immediately pay the amount of such loss to the Funds upon notification from Distributor or the Funds of any such correction.

(vi)                              Dealer shall not submit any conditional orders for the purchase or redemption of Shares, and Dealer acknowledges that Distributor will not accept any conditional orders for Shares.

(vii)                           Recordkeeper and Dealer agree that they will be responsible for all out-of-pocket expenses that they incur in connection with their activities under this Agreement will be borne by Recordkeeper and Dealer.

(viii)                        Recordkeeper or Dealer, as applicable, will perform the services described in Exhibit A. For the avoidance of doubt, Recordkeeper shall not perform any services related to the distribution of shares to Customers.

c.                                       Multiple Classes of Shares; Reduced Sales Charges

(i)                                     Unless otherwise specified in this Agreement, all classes of shares of the retail, open-end investment companies distributed by Distributor that, in accordance with their registration statements, may be sold to clients of the Dealer, shall be available to Dealer. For clarity, Class R6 shares of the Funds are only available to Dealer so long as Recordkeeper or Dealer neither receives nor requests any type of compensation (including servicing, administrative, and revenue sharing payments) from the Voya Parties or an affiliate of such entities with respect to the Class R6 Shares.

(ii)                                  Dealer acknowledges that a reduced sales charge or no sales charge (collectively, “Discounts”) may be available to purchasers of Shares in accordance with the terms of the applicable Prospectus. Dealer represents and warrants that it has, and will maintain during the term of this Agreement, adequate written supervisory procedures and internal controls to ensure that Dealer’s Customers receive all available Discounts, and Dealer agrees that it is solely responsible for: (A) informing its Customers of applicable Discount opportunities and inquiring about other qualifying holdings that might entitle Customers to receive Discounts; and (B) advising Distributor, contemporaneously with each purchase order for Shares, of the availability of any Discounts. Dealer agrees that, in the event Dealer fails to provide Distributor with information concerning the availability of Discounts as provided in subparagraph (ii)(B) above, Dealer shall be solely responsible for reimbursing its customer any applicable Discount amount.

(iii)                               Dealer shall not withhold placing orders for Shares with Distributor or to intentionally place orders for Shares in amounts just below the point at which discounts are applied so as to benefit from a higher sales charge.

d.                                      Recordkeeper and Dealer Compensation

(i)                                     The provision of Shareholder and Distribution Services to Customers, as further described in Exhibit A, shall be the responsibility of the Recordkeeper and Dealer, as applicable, and shall not be the responsibility of the Distributor or the Funds.

(ii)                                  As compensation for the Distribution and Shareholder Services rendered by the Recordkeeper or Dealer, as applicable, pursuant to this Agreement, the Distributor shall pay Dealer the fees set forth in Exhibit B of this Agreement.

(iii)                               Notwithstanding anything to the contrary in Exhibit B or Section d(ii), above, the Dealer agrees that, should any of Dealer’s compensation accounts with Distributor have a debit balance, or should Dealer otherwise owe any amounts to Distributor, Distributor shall be permitted to offset and recover the amount owed from any account Dealer has with Distributor, without notice or demand to Dealer.

e.                                       Redemptions of Shares

(i)                                     Dealer shall comply with any restrictions and limitations on purchases, redemptions, and exchanges described in each Fund’s Prospectus, including any restrictions or prohibitions relating to frequent purchases and redemptions (i.e., market timing).

(ii)                                  Recordkeeper and Dealer agree that, if any Shares purchased through Dealer are repurchased by the Fund or are tendered for redemption within seven (7) business days after confirmation of the purchase order by Distributor, Recordkeeper and Dealer will forfeit its right to any compensation with respect to such Shares and shall refund to Distributor any compensation paid to Recordkeeper or Dealer on such Shares. Distributor shall notify Recordkeeper and/or Dealer of any such repurchase or redemption within a reasonable time. Termination or cancellation of this Agreement will not relieve Recordkeeper and Dealer from its obligation under this provision.

(iii)                               Recordkeeper and Dealer shall not make any representations relating to the redemption of their Shares other than the statements contained in the applicable Prospectus and the underlying organizational documents of the Fund to which it refers, and Dealer shall pay as redemption proceeds to shareholders the net asset value, minus any applicable redemption fee, determined after receipt of the order as discussed in the Prospectus.

f.                                        Fund Information

(i)                                     Recordkeeper and Dealer agree that neither they nor any of their partners, directors, officers, employees, and agents are authorized to give any information or make any representations concerning Shares of any Fund except those contained in the Fund’s Prospectus or in materials provided by Distributor.

(ii)                                  Dealer agrees to use only advertising or sales material relating to the Funds that: is in accordance with Section 11, below, regarding use of names, and conforms to the requirements of all applicable laws or regulations of any government or authorized agency having jurisdiction over the offering or sale of Shares of the Funds and is approved in writing by Distributor at least five (5) business days in advance of its use. Distributor may withdraw such approval in whole or in part upon written notice to Dealer, and Dealer shall, upon receipt of such notice, immediately discontinue the use of such sales literature, sales bulletins and advertising.

(iii)                               Distributor shall supply to Recordkeeper and Dealer, as applicable, reasonable quantities of Prospectuses, sales literature, sales bulletins, and additional sales information as approved by Distributor and the Funds. Recordkeeper and Dealer are not authorized to modify or translate any such materials without Distributor’s prior written consent.

g.                                       Compliance with Applicable Law

(i)                                     Recordkeeper and Dealer shall comply with all Applicable Laws in performing the services under this Agreement.

(ii)                                  Recordkeeper and Dealer agree that this Agreement is in all respects subject to the Rules of the FINRA, particularly FINRA Rule 2830, and Dealer shall at all times comply with such Rules. Without limiting the generality of the foregoing, Dealer acknowledges that it is solely responsible for all suitability determinations with respect to offers and sales of Shares pursuant to this Agreement.

SECTION 2 REGISTRATION OF SHARES

a.                                      Distributor shall inform Dealer as to the states or other jurisdictions in which the Shares have been qualified for sale under, or are exempt from or otherwise not subject to the requirements of, the respective securities laws of such states or jurisdictions. Distributor further agrees to notify Dealer of any stop order with respect to the offering of Shares and of any other action or circumstance that may prevent the lawful sale of the Shares in any state or jurisdiction.

b.                                      Dealer agrees that Distributor will have no obligation or responsibility with respect to Dealer’s right to purchase or sell Shares in any jurisdiction. Dealer agrees not to transact orders for Shares in states or jurisdictions in which it has been informed that Shares may not be sold or in which it and its personnel are not authorized to sell Shares. Dealer agrees that it will not make offers or sales of Shares in any non-U.S. jurisdiction except with the prior written consent of Distributor.

SECTION 3 INDEMNIFICATION

a.                                      Recordkeeper and Dealer shall indemnify, defend and hold harmless Distributor, the Funds, and their respective directors, trustees, officers, employees, shareholders, agents, affiliates, controlling persons, successors, and assigns, from and against any and all losses, claims, liabilities, costs, and expenses, including attorney fees (collectively, “Losses”), arising from or relating in any way to: (i) Recordkeeper or Dealer’s negligence, willful misconduct, or lack of good faith in connection with its performance or non-performance under this Agreement; (ii) any failure by Recordkeeper or Dealer to comply with Applicable Law in connection with its performance under this Agreement; or (iii) any breach by Recordkeeper or Dealer of any provision of this Agreement.

b.                                      Distributor shall indemnify, defend and hold harmless Recordkeeper, Dealer and their respective directors, trustees, officers, partners, employees, agents, affiliates, controlling persons, successors, and assigns, from and against any and all Losses arising from or relating in any way to: (i) Distributor’s negligence, willful misconduct, or lack of good faith in connection with its performance or non-performance under this Agreement; (ii) any failure of Distributor to comply with any Applicable Law in connection with its performance under this Agreement; or (iii) any breach by Distributor of any provision of this Agreement.

SECTION 4 TERMINATION; AMENDMENT

a.                                      This Agreement may be terminated by any party upon thirty (30) days’ written notice to the other parties.

b.                                      This Agreement shall not be assigned by any party without the written consent of the other parties, provided however, that any party may assign this Agreement to an entity which controls, is controlled by, or is under common control with such party by providing notice of such assignment to the other parties. This Agreement will terminate immediately and automatically on the effective date of any termination or suspension of Dealer’s SEC broker-dealer registration, its FINRA membership, or its license to do business in any state or other jurisdiction. This Agreement will also terminate immediately upon the appointment of a Trustee under the Securities Investor Protection Act or any other act of insolvency by Dealer. Any payments due Dealer or Recordkeeper shall be subject to forfeiture as a result of such termination or suspension of Dealer’s registration.

c.                                       The termination of this Agreement will have no effect upon transactions in Shares entered into prior to the effective date of termination. An order placed by Dealer subsequent to Dealer’s voluntary termination of this Agreement will not serve to reinstate the Agreement except if done so by written notification by Distributor of such acceptance.

d.                                      This Agreement may be amended by Distributor at any time by written notice to Dealer. Recordkeeper and Dealer agree that Dealer’s placing of an order with Distributor or accepting payment of any kind from Distributor after the effective date and receipt of notice of any amendment will constitute Recordkeeper’s and Dealer’s acceptance of such amendment.

SECTION 5 REPRESENTATIONS AND WARRANTIES

a.                                      Distributor represents and warrants that:

(i)                                     It is a corporation duly organized and validly existing in good standing under the laws of Delaware, and has been duly authorized by proper corporate action to enter into this Agreement and to perform its obligations hereunder, evidence of which action shall be properly maintained and made part of its records;

(ii)                                  The execution, delivery and performance of this Agreement will not violate any provision of Applicable Law or any agreement or instrument to which it is bound;

(iii)                               It is registered as a broker-dealer with the SEC pursuant to Section 15(b)(1) of the Securities Exchange Act of 1934 (“Exchange Act”) and is a member in good standing of the FINRA;

(iv)                              It has obtained and will maintain any and all necessary approvals, orders, consents, authorizations, certificates, licenses, permits, or validations of, or exemptions or other actions by, or recordings or registrations with any federal, state and local governmental or regulatory or supervisory authority, or any self-regulatory organization (each, a “Governmental Entity”) having jurisdiction over Distributor that is or will be necessary in connection with the execution and delivery of this Agreement, or its performance of or compliance with the terms and conditions of this Agreement; and

(v)                                 To its knowledge: (A) no Prospectus contains any material misstatement; and (B) there are no omissions from any Prospectus of a material fact necessary to make the statements in the Prospectus not misleading.

b.                                      In addition to the representations and warranties found elsewhere in this Agreement, Dealer represents and warrants that:

(i)                                     It is duly organized and validly existing in good standing under the laws of the jurisdiction in which it was organized, and has been duly authorized by proper corporate action to enter into this Agreement and to perform its obligations hereunder, evidence of which action shall be properly maintained and made part of its records;

(ii)                                  The execution, delivery and performance of this Agreement will not violate any provision of Applicable Law or any agreement or instrument to which it is bound;

(iii)                               It is registered as a broker-dealer with the SEC pursuant to Section 15(b)(1) of the Exchange Act and is a member in good standing of the FINRA;

(iv)                              It is legally permitted to receive 12b-1 Distribution Fees;

(v)                                 It has obtained and will maintain any and all necessary approvals, orders, consents, authorizations, certificates, licenses, permits, or validations of, or exemptions or other actions by, or recordings or registrations with any Governmental Entity having jurisdiction over Dealer that is or will be necessary in connection with the execution and delivery of this Agreement, or its performance of or compliance with the terms and conditions of this Agreement; and

(vi)                              Dealer’s officers, directors, partners, employees, and agents are registered or licensed to act in their respective capacities as required by Applicable Law.

(vii)                           Dealer is not, at the time of the execution of this Agreement, subject to any enforcement or other proceeding under Applicable Law with respect to its activities.

(viii)                        Dealer has, and will maintain during the term of this Agreement, appropriate broker’s policies covering any and all acts of Dealer’s partners, directors, officers, employees and agents adequate to reasonably protect and indemnify Distributor and the Funds against any loss that any party may suffer or incur, directly or indirectly, as a result of any action or omission by Dealer or Dealer’s partners, directors, officers, employees or agents.

c.                                       In addition to the representations and warranties found elsewhere in this Agreement, Recordkeeper represents and warrants that:

(i)                                     It is duly organized and validly existing in good standing under the laws of the jurisdiction in which it was organized, and has been duly authorized by proper corporate action to enter into this Agreement and to perform its obligations hereunder, evidence of which action shall be properly maintained and made part of its records;

(ii)                                  The execution, delivery and performance of this Agreement will not violate any provision of Applicable Law or any agreement or instrument to which it is bound;

(iii)                               It has obtained and will maintain any and all necessary approvals, orders, consents, authorizations, certificates, licenses, permits, or validations of, or exemptions or other actions by, or recordings or registrations with any Governmental Entity having jurisdiction over Recordkeeper that is or will be necessary in connection with the execution and delivery of this Agreement, or its performance of or compliance with the terms and conditions of this Agreement; and

(iv)                              Recordkeeper’s officers, directors, partners, employees, and agents are registered or licensed to act in their respective capacities as required by Applicable Law.

(v)                                 Recordkeeper is not, at the time of the execution of this Agreement, subject to any enforcement or other proceeding under Applicable Law with respect to its activities.

(vi)                              Recordkeeper has, and will maintain during the term of this Agreement, appropriate broker’s blanket bond insurance policies covering any and all acts of Recordkeeper’s partners, directors, officers, employees and agents adequate to reasonably protect and indemnify Distributor and the Funds against any loss that any party may suffer or incur, directly or indirectly, as a result of any action or omission by Recordkeeper or Recordkeeper’s partners, directors, officers, employees or agents.

SECTION 6

a.                                      Dealer acknowledges that it is a financial institution (as defined in 31 U.S.C. 5312(a)(2) or (c)(1)) subject to the USA PATRIOT Act of 2001 and the Bank Secrecy Act (collectively, the “AML Acts”), which require, among other things, that financial institutions adopt compliance programs to guard against money laundering. Dealer represents and warrants that it is in compliance and will continue to be in compliance with all applicable anti-money laundering laws and regulations, including the Bank Secrecy Act, as amended by the USA PATRIOT Act, and implementing regulations of the Bank Secrecy Act (“BSA Regulations”) and applicable guidance and rules issued by Governmental Entities having jurisdiction over Dealer.

b.                                      Dealer represents and warrants that it maintains an Anti-Money Laundering program that complies with Section 352 of the USA PATRIOT Act and applicable BSA Regulations and guidance and rules issued by Governmental Entities having jurisdiction over Dealer and that includes a Customer Identification Program (“CIP”) that complies with Section 326 of the USA PATRIOT Act. Dealer represents and warrants that it will perform all aspects of its CIP procedures with respect to any customer of the Dealer that opens an account or establishes a relationship with Distributor or the Funds (a “Customer”). Dealer represents its CIP includes reasonable procedures: (i) to obtain information for and to verify the identity of Customers to enable the Dealer to form a reasonable belief that it knows the true identity of its Customers; (ii) to determine whether the Customer appears on any lists of known or suspected terrorists or terrorist organization issued by any Governmental Entity and designated as such by the Department of the Treasury; (iii) to maintain records of the information used to verify the Customer’s identity, including name, address, and other identifying information for at least five years following a Customer’s final redemption from a Fund; and (iv) to notify Customers that it is requesting information to verify their identities.

c.                                       Dealer represents and warrants that: (i) it has appropriate tools to detect suspicious transactions; (ii) it will cooperate with Distributor in Distributor’s efforts to detect money laundering or terrorist funding; and (iii) it has tools to comply with the USA PATRIOT Act including, without limitation, Section 312 (private banking), Section 313 (shell banks), Section 319 (foreign bank ownership), Section 326 (customer identification and verification) and all other AML Laws or AML Acts.

d.                                      Dealer shall immediately notify the Anti-Money Laundering Compliance Officer of Distributor, in writing, if Dealer becomes aware of any suspicious activity or pattern of activity or any activity that may require further review to determine whether it is suspicious in connection with the Funds.

e.                                       Dealer agrees that if Distributor is required to supply information, documentation or guidance to a Governmental Entity with respect to Dealer’s anti-money laundering compliance program, Dealer will allow such Governmental Entity to examine Dealer’s files.

SECTION 7 RECORDKEEPING

a.                                      Recordkeeper shall: (i) maintain all records required by Applicable Law relating to transactions in Shares and promptly furnish Distributor or any Governmental Entity having jurisdiction over Distributor with copies of such records upon request; and (ii) promptly notify Distributor if Recordkeeper experiences any difficulty in maintaining the records described in this Section 7 in an accurate and complete manner.

b.                                      Distributor shall: (i) maintain all records required by Applicable Law relating to transactions in Shares and promptly furnish copies of such records to Recordkeeper upon request; and (ii) promptly notify Dealer if Distributor experiences any difficulty in maintaining such records in an accurate and complete manner.

SECTION 8 MARKET TIMING

Distributor (or its agent or authorized representative) reserves the right to restrict, reject, or refuse, without prior notice, any exchange instructions or other equivalent purchase and redemption transactions, including transactions initiated by a shareholder’s intermediary, if in the sole discretion of the Distributor the requested transactions would violate the current frequent trading restrictions as outlined in the prospectus. Distributor may restrict, reject, or refuse any such request or cancel the exchange privilege altogether. Notice of any limitations, restrictions, suspensions or rejections may vary according to the particular circumstances.

Recordkeeper agrees to promptly and fully cooperate with any request made by Distributor to address market timing or excessive trading strategies identified by Distributor in accordance with the applicable provisions of Rule 22c-2.

SECTION 9 CONFIDENTIALITY

All books, records, information and data pertaining to the business of the other parties (“Confidential Information”) that are exchanged or received in connection with this Agreement shall be kept confidential and shall not be voluntarily disclosed to any other person, except (a) if such information is already publicly available; (b) as may be required solely for the purpose of carrying out a party’s duties and responsibilities under this Agreement; (c) as required by order or demand of a court or other governmental or regulatory body or as otherwise required by law; (d) as may be required to be disclosed to a party’s attorneys, accountants, regulatory examiners or insurers for legitimate business purposes; or (e) with the express prior written permission of the other party. Notwithstanding the preceding, the parties agree that VID may use all such information, and may share such information with its affiliates or other third-party vendors for purposes of transacting their day-to-day business.

SECTION 10 PRIVACY

Recordkeeper and Dealer represent that each has adopted and implemented procedures to safeguard customer information and records that are reasonably designed to: (a) ensure the security and confidentiality of customer records and information; (b) protect against any anticipated threats or hazards to the security or integrity of customer records and information; (c) protect against unauthorized access to or use of customer records or information that could result in substantial harm or inconvenience to any customer; (d) protect against unauthorized disclosure of non-public personal information to unaffiliated third parties; and (e) otherwise ensure Recordkeeper’s and Dealer’s compliance with SEC Regulation S-P, adopted pursuant to the Gramm-Leach-Bliley Act of 1999, and any other federal and state privacy laws or regulations that may be enacted in the future.

SECTION 11 USE OF NAMES

a.                                      Except as otherwise expressly provided for in this Agreement, Recordkeeper and Dealer shall not use any name, trademark, trade name, service mark, or logo, or any variation of such trademark, trade name, service mark, or logo of the Voya Parties or their affiliates, including but not limited to the mark “Voya™” (collectively, the “Voya Marks”), without the prior written consent of the Voya Parties, which consent may not be unreasonably withheld. The Voya Parties hereby consent to the Recordkeeper’s and Dealer’s use of the Voya Marks during the term of this agreement, subject to the terms of Section 11(b) and 11(c) of this agreement. Such consent will terminate automatically when this agreement is terminated pursuant to its terms.

b.                                      At least ten (10) business days prior to Recordkeeper’s and Dealer’s use of a Voya Mark, Recordkeeper and Dealer will seek written permission from the Voya Parties for its use. No material containing a Voya Mark will be used until the Voya Parties consent in writing; provided, however, that the Voya Parties shall notify Recordkeeper and Dealer in writing, within nine (9) business days of receipt (i) of its consent to use, or, (ii) of its reasonable objection to such use. The Voya Marks may be used and displayed only in the form approved by the Voya Parties in writing, which the Voya Parties may amend from time to time. If applicable, the Voya Parties may provide written branding standards and requirements with respect to the use of Voya Marks, and Recordkeeper and Dealer will comply with all such branding standards and requirements. Upon the termination of the agreement, or the earlier request of the Voya Parties, Recordkeeper and Dealer shall immediately discontinue all use of the Voya Marks and return all Voya Marks to the Voya Parties or destroy them, as directed by the Voya Parties.

c.                                       Notwithstanding anything contrary in this agreement, to the extent that the Recordkeeper and Dealer uses the Voya logo, it must comply with the terms and conditions of the Voya™ Logo Agreement, as such agreement may be amended from time to time.

SECTION 12 MISCELLANEOUS

a.                                      Choice of Law. This Agreement shall be governed by and construed in accordance with the Investment Company Act of 1940, as amended, as well as the internal laws of the State of New York applicable to agreements made and to be performed entirely within such State, without regard to the conflicts of law principles of such State. Except as provided for in “Arbitration”, below, in relation to any legal action or proceedings arising out of or in connection with this Agreement (“Proceedings”), each of the parties submits to the exclusive jurisdiction of the courts in the State of New York and waives any objection to Proceedings in such courts on the grounds of venue or on the grounds that Proceedings have been brought in an inappropriate forum.

b.                                      Arbitration. If a dispute arises between the parties to this Agreement in any way relating to this Agreement that the parties are unable to resolve themselves, it shall be resolved through arbitration before and under, or in accordance with, the then existing FINRA Code of Arbitration Procedure for Industry Disputes (the “FINRA Code”). Any arbitration shall be conducted in Arizona. Each arbitrator shall be from the securities industry except as otherwise prohibited by the FINRA Code. The decision of the arbitrators shall be binding, and final judgment upon the award rendered by the arbitrators may be entered in any court having jurisdiction thereof.

c.                                       Investigations and Proceedings. Each party to this Agreement shall cooperate fully in any securities regulatory investigation or proceeding or judicial proceeding with respect to each party’s activities under this Agreement and to notify the other party promptly of any such investigation or proceeding.

d.                                      Headings. The headings in this Agreement are for reference only and shall not affect the interpretation or construction of this Agreement.

e.                                       Severability. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under Applicable Law. In the event that any provision of this Agreement is held under Applicable Law to be invalid, illegal, or unenforceable in any respect, such provision shall be ineffective only to the extent of such invalidity, and the validity, legality and enforceability of the remaining provisions of this Agreement shall not be affected or impaired in any way.

f.                                        Survival. The provisions of Section Id, Section 3, Section 5, Section 9, Section 11, and Section 12 will survive the termination of this Agreement.

g.                                       Notices. Any notice must be in writing and shall be sufficiently given (1) when delivered in person, (2) when dispatched by telegram or electronic facsimile transfer (confirmed in writing by postage prepaid first class air mail simultaneously dispatched), (3) when sent by internationally recognized overnight courier service (with receipt confirmed by such overnight courier service), (4) when sent by registered or certified mail, to the other party at the address of such party set forth below or at such other address as such party may from time to time specify in writing to the other party, or (5) when sent to the other party at the email address set forth below or at such other email address as such party may from time to time specify in writing to the other party.

If to Dealer or Recordkeeper:	If to the Funds or Voya Parties:
OneAmerica Securities, Inc.	Voya funds
1 American Square	7337 E Doubletree Ranch Road
[Address Line 2]	Suite 100
Indianapolis, In 46206	Scottsdale, AZ 85258
Attn: RS Investment Team	Mutual Fund Operations
investments.rs@oneamerica.com	VoyaIMMFOps@Voya.com

h.                                      Non-Exclusivity. Each of the parties acknowledges and agrees that this Agreement and the arrangements described herein are intended to be non-exclusive and that each of the parties is free to enter into similar agreements and arrangements with other entities.

i.                                          Entire Agreement. This Agreement contains the entire understanding of the parties hereto with respect to the subject matter contained herein and supersedes all previous agreements and/or understandings of the parties. This Agreement shall be binding upon the parties hereto when signed by Recordkeeper and Dealer and accepted by Distributor.

j.                                         Force Majeure. In the event any party is unable to perform its obligations or duties under the terms of this Agreement because of acts of God, strikes, riots, acts of war, equipment failures, or power or other utility failures or damage or other cause reasonably beyond its control, such party will not be liable for any and all losses, damages, costs, charges, counsel fees, payments, expenses or liability to any other party resulting from such failure to perform its obligations or duties under this Agreement or otherwise from such causes. In any such event, the relevant party will be excused from any further performance and observance of the obligations so affected (and from any related indemnity obligations under this Agreement for as long as such circumstances prevail provided each party uses commercially reasonable efforts to recommence performance or observance as soon as practicable.

k.                                      Damages. THE PARTIES AGREE THAT, NOTWITHSTANDING ANY OTHER PROVISION OF THIS AGREEMENT, NO PARTY SHALL BE LIABLE TO ANOTHER PARTY FOR ANY PUNITIVE, INCIDENTAL, SPECIAL, INDIRECT OR CONSEQUENTIAL DAMAGES OF ANY KIND IN CONNECTION WITH THIS AGREEMENT, EVEN IF THE PARTY WHO IS LIABLE HAS BEEN INFORMED IN ADVANCE OF THE POSSIBILITY OF SUCH DAMAGES.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year set forth below.

VOYA INVESTMENTS DISTRIBUTOR, LLC

By:	/s/ Andrew Schlueter
(Signature)
Name:	Andrew Schlueter
Title:	Vice President
Date:	June 8th, 2020

DEALER:	OneAmerica Securities. Inc.

By:	/s/ Matthew T. Fleetwood
(Signature)
Name:	Matthew T Fleetwood
Title:	President
Date:	6/18/20
Address:	One American Square

Indianapolis, IN 46282

Telephone:	(877) 285-3863
Facsimile:	(317) 405-7735

FINRA CRD#:	4173
FEDERAL TAX ID #:	35-1159900

RECORDKEEPER:	American United Life Insurance Company

By:	/s/ Lynne Smith
(Signature)
Name:	Lynne Smith
Title:	VP Head of Strategy & Business Development
Date:	6.16.20
Address:	One America Square

Indianapolis IN, 46282

Telephone: ( )
Facsimile: ( )

FINRA CRD #:
FEDERAL TAX ID #:

EXHIBIT

A

SERVICES

a.                                      Recordkeeper shall be responsible for performing certain shareholder services (“Shareholder Services”) with respect to Customers, which shall include without limitation:

•

Answering Customer inquiries (through electronic and other means) regarding Fund status and history, Share prices, dividend amounts and payment dates, and the manner in which purchases, redemptions and exchanges of Shares may be effected;

•	Assisting Customers in designating and changing dividend options, account designations and addresses;

•	Verifying Customers requests for changes to account information;

•	Establishing and maintaining accounts and records relating to Customers;

•	Facilitating the tabulation of votes in the event of a meeting of shareholders;

•

Transmitting proxy statements and other proxy solicitation materials, annual and semi-annual reports, the Funds’ then current prospectuses and/or summary prospectuses (in each case, the “Prospectus”) and other communications from the Funds to Customers as may be required by all applicable federal and state laws, rules, and regulations, including the rules of a self-regulatory organization (“Applicable Law”) and by agreement between the Recordkeeper and/or Dealer and the Customers;

•	Receiving Customer purchase and redemption requests for shares that reflect allocations to the Funds;

•	Responding to Customer inquiries relating to the Shareholder Services provided by Recordkeeper under this Agreement; and

•

Providing such similar services mutually agreed upon by the parties hereunder and to the extent that Distributor is permitted to do so under applicable statutes, rules, or regulations, and pursuant to its agreements with its Customers.

b.                                      In addition to the Shareholder Services above, Dealer shall also perform some or all of the following sales support services (“Distribution Services”) related to the distribution of shares to Customers, which shall include without limitation:

•	Preparing advertising, educational and marketing materials that lists the Funds;

•	Assisting Customers in completing application forms including allocations to the Funds;

•	Developing, preparing, printing and mailing of advertisements, sales literature and other promotional materials describing and/or relating to the Funds;

•	Holding seminars and sales meetings designed to promote the sale of Fund shares;

•	Training sales personnel regarding a Fund; and

•	Any other activity that the Distributor determines is primarily intended to result in the sale of a Fund’s shares.

c.             The Recordkeeper and Dealer, as applicable, shall each provide all personnel, facilities and equipment reasonably necessary in order for it to perform the functions described in this section with respect to Customers. The Recordkeeper and Dealer shall exercise reasonable care in performing all such services.

EXHIBIT

B

PARTICIPATING FUNDS AND

FEES

Participating Funds. Unless otherwise specified in this Dealer Agreement, all series and classes of shares of the retail, open-end investment companies (including those series and classes created or launched subsequent to the effective date of this Agreement) distributed by the Distributor that, in accordance with their respective registration statements may be sold to Customers, shall be available to Dealer pursuant to this Agreement and are covered by the terms and conditions of this Agreement (each, a “Fund” and collectively, the “Funds”, and each a “Class” as applicable). For clarity, Class R6 shares of the Funds are only available to Dealer so long as the Recordkeeper or Dealer neither receives nor requests any type of compensation (including servicing, administrative, and revenue sharing payments) from the Voya Parties, or an affiliate of such entities with respect to the Class R6 Shares.

Fees. Except as set forth below, the Funds and the Distributor will pay no fee or compensation to Recordkeeper and Dealer under this Agreement.

a.                                      Distribution 12b-1 Fee: Subject to the qualifications below, as compensation for the Distribution Services rendered herein, Distributor will pay Dealer a quarterly 12b-1 distribution fee at the rate set forth in each applicable Fund’s Prospectus and related Rule 12b-1 plan established pursuant to Rule 12b-1 under the 1940 Act (“Rule 12b-1 Plan”) (the “Distribution 12b-1 Fee”). Dealer acknowledges that any Distribution 12b-1 Fee compensation paid to it will only derive from applicable amounts paid to the Distributor from the applicable Fund. Dealer also acknowledges and agrees that the Distributor shall not be responsible for the payment of any such fee unless and until the Distributor has received such fee from the applicable Fund, and the Dealer agrees to waive payment of such fee unless and until the Distributor has received payment from the applicable Fund. Distributor will pay Distribution 12b-1 Fees within 30 days of the end of each calendar quarter.

b.                                      Shareholder Servicing Fee: The Shareholder Servicing Fee (as defined below) provided to Recordkeeper pursuant to this Agreement is for Shareholder Services described in Exhibit A and is not for or conditioned upon the performance of marketing or other distribution-related activities on behalf of the Voya funds. Subject to the qualifications below, as compensation for the Shareholder Services rendered herein, Distributor will pay Recordkeeper a quarterly shareholder servicing fee at the rate set forth in each applicable Fund’s Prospectus and related shareholder servicing plan (whether or not adopted pursuant to Rule 12b-1) (the “Shareholder Servicing Fee”). Recordkeeper acknowledges that any Shareholder Servicing Fee compensation paid to it will only derive from applicable amounts paid to the Distributor from the applicable Fund. Recordkeeper also acknowledges and agrees that the Distributor shall not be responsible for the payment of any such fee unless and until the Distributor has received such fee from the applicable Fund, and the Recordkeeper agrees to waive payment of such fee unless and until the Distributor has received payment from the applicable Fund. Distributor will pay Shareholder Servicing Fees within 30 days of the end of each calendar quarter.